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                                                                      EXHIBIT 12


                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                       Three Months Ended
                                                                           March 31,
                                                                           ---------
                                                                2000                       1999
                                                              ---------                 -------
Earnings:
  Net income                                                 $   35,473                $   15,130
                                                             ----------                ----------
  Add:
    Income taxes                                                 16,557                     7,324
    Amortization of capitalized interest                            577                       584
                                                             ----------                ----------
    Additions to net income                                      17,134                     7,908
                                                             ----------                ----------

Adjustments to Earnings for Fixed Charges:
  Interest and other financial charges                           22,790                     7,703
  Interest factor attributable to rentals                           342                       438
                                                             ----------                ----------
  Adjustments for fixed charges                                  23,132                     8,141
                                                             ----------                ----------

EARNINGS AS ADJUSTED                                         $   75,739                $   31,179
                                                             ==========                ==========

Fixed Charges:
  Fixed charges above                                        $   23,132                $    8,141
  Capitalized interest                                                -                        53
                                                             ----------                ----------

TOTAL FIXED CHARGES                                          $   23,132                $    8,194
                                                             ==========                ==========


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                              3.27                      3.81
                                                                   ====                      ====


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